UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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ARCSIGHT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ARCSIGHT, INC.
5 Results Way
Cupertino, California 95014

August 20, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of ArcSight, Inc. to be held at 5 Results Way, Cupertino, California on September 24, 2009 at 10:00 a.m. Pacific Time. At the annual meeting, you will be asked to vote upon two proposals: the election of three Class II directors to serve until the third succeeding annual meeting and the ratification of our independent registered public accounting firm for our fiscal year ending April 30, 2010.

Accompanying this letter is the formal notice of annual meeting, proxy statement and proxy card relating to the annual meeting, as well as our annual report for the fiscal year ended April 30, 2009. The proxy statement contains important information concerning the matters to be voted upon at the annual meeting. We hope you will take the time to study it carefully.

All stockholders of record at the close of business on the record date, which is August 1, 2009, are entitled to vote at the annual meeting, and your vote is very important regardless of how many shares you own. Regardless of whether you plan to attend the annual meeting, we urge you to submit your proxy as soon as possible. Instructions on the proxy card will tell you how to submit your proxy over the Internet, by telephone or by returning your proxy card in the enclosed postage-paid envelope. If you plan to attend the annual meeting and vote in person, and your shares are held in the name of a broker or other nominee as of the record date, you must bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

Thomas J. Reilly
President and Chief Executive Officer

ARCSIGHT, INC.
5 Results Way
Cupertino, California 95014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on September 24, 2009

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of ArcSight, Inc., a Delaware corporation, will be held at 5 Results Way, Cupertino, California on September 24, 2009 at 10:00 a.m. Pacific Time. At the annual meeting, our stockholders will be asked to consider and vote upon:

1. The election of three Class II directors to serve on our board of directors, each to serve until our annual meeting of stockholders to be held in 2012 and until his or her successor is elected and qualified, or until his or her death, resignation or removal.

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2010.

3. Transaction of such other business as may properly come before the annual meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on August 1, 2009 are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors,

Trâm T. Phi
Vice President, General Counsel and Secretary

Cupertino, California
August 20, 2009

IMPORTANT NOTICE

PLEASE VOTE YOUR SHARES PROMPTLY

ARCSIGHT, INC.
5 Results Way
Cupertino, California 95014

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of ArcSight, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held at 5 Results Way, Cupertino, California on September 24, 2009 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof. At the annual meeting, holders of our common stock will be asked to vote upon: (i) the election of three Class II directors to serve until the annual meeting of stockholders to be held in 2012; (ii) the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2010; and (iii) any other business that properly comes before the annual meeting, or any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about August 20, 2009. The address of our principal executive offices is 5 Results Way, Cupertino, California 95014.

VOTING RIGHTS AND PROXIES

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the record date, which is August 1, 2009, will be entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, there were 33,153,053 shares of our common stock outstanding and entitled to vote, held of record by 59 stockholders.

Pursuant to our bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the record date. For ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 5 Results Way, Cupertino, California 95014.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the proxy card and FOR the ratification of our independent registered public accounting firm for the fiscal year ending April 30, 2010. The board of directors does not know of, and does not intend to bring, any business before the annual meeting other than that referred to in this proxy statement and specified in the notice of annual meeting. As to any other business that may properly come before the annual meeting, including any motion made for adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes), the proxy card will confer discretionary authority on the proxies (who are persons designated by the board of directors) to vote all shares covered by the proxy card in their discretion.

Any stockholder who has given a proxy may revoke it at any time before it is exercised at the annual meeting by (i) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Corporate Secretary of ArcSight, 5 Results Way, Cupertino, California 95014, or (ii) attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). If you hold shares through a brokerage firm, bank or other agent, you must contact that brokerage firm, bank or other agent to revoke any prior voting instructions.

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the annual meeting. Approval of our independent registered public accounting firm for the fiscal year ending April 30, 2010 requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy, and entitled to vote on the matter.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. As such, an abstention will have the effect of a vote against ratification of our independent registered public accounting firm, Ernst & Young LLP, for the fiscal year ending April 30, 2010.

Effect of “Broker Non-Votes”

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the annual meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on and thus will have no effect on the outcome of such proposal.

Voting Electronically via the Internet or by Telephone

General Information for all Shares Voted Via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvoting.com/ARST to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on September 23, 2009. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on September 23, 2009. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Delivery of this Proxy Statement

The Securities and Exchange Commission, or the SEC, has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to ArcSight, Inc., Attention: Corporate Secretary, 5 Results Way, Cupertino, California 95014 or call (408) 864-2600.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and either mail your request to ArcSight, Inc., Attention: Corporate Secretary, 5 Results Way, Cupertino, California 95014 or call (408) 864-2600.

A copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2009, including the financial statements, list of exhibits and any exhibit specifically requested, filed with the SEC is available without charge upon written request to: ArcSight, Inc., Attention: Corporate Secretary, 5 Results Way, Cupertino, California 95014.

ELECTION OF DIRECTORS
(Item No. 1 on the Proxy Card)

Our board of directors currently consists of nine directors. Our certificate of incorporation and bylaws provide for a classified board of directors, divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified. This year the terms of our Class II directors, currently consisting of Sandra Bergeron, Craig Ramsey and Ernest von Simson, will expire at the annual meeting. At the annual meeting, holders of common stock will be asked to vote on the election of three directors as Class II directors, whose current term will expire at our 2009 annual meeting.

The board of directors has nominated each of Sandra Bergeron, Craig Ramsey and Ernest von Simson to serve as a Class II director for a three-year term that is expected to expire at our annual meeting in 2012 and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. You can find the principal occupation and other information about the board’s nominees, as well as other board members, below.

Three of the continuing directors are Class I directors, whose terms will expire at our 2011 annual meeting, and three of the continuing directors are Class III directors, whose terms will expire at our 2010 annual meeting.

The election of Class II directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the board’s nominees. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present board of directors to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF SANDRA BERGERON, CRAIG RAMSEY AND ERNEST VON SIMSON AS CLASS II DIRECTORS.

Information Regarding Our Nominees and Directors

The following table lists the nominees and current members of the board of directors by class, their ages as of August 1, 2009 and current positions with ArcSight. Biographical information for each nominee and/or director is provided below.

Nominees

Name	Age	Class(1)	Position

Sandra Bergeron(2)	50	II	Director
Craig Ramsey(2)	63	II	Director
Ernest von Simson(3)(4)	71	II	Director

Continuing Directors

Name	Age	Class(1)	Position

William P. Crowell(2)(3)	68	I	Director
E. Stanton McKee, Jr.(3)(4)	65	III	Director
Thomas Reilly	47	III	President, Chief Executive Officer and Director
Scott A. Ryles(3)(4)	50	I	Director
Ted Schlein(2)	45	I	Director
Roger S. Siboni	54	III	Director

(1)	The terms of Class II directors will expire (if elected) at the 2012 annual meeting. The terms of Class I directors will expire at the 2011 annual meeting. The terms of Class III directors will expire at the 2010 annual meeting.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Audit Committee.

Biographies

Nominees for Class II Directors

Sandra Bergeron has served as a director since May 2006. Since June 2005, Ms. Bergeron has served as a Venture Advisor to Trident Capital, a venture capital firm. From 1995 to December 2005, Ms. Bergeron served in various executive positions at McAfee, Inc., a software security company, most recently as Executive Vice President of Mergers/Acquisitions and Corporate Strategy. Ms. Bergeron currently serves as a director of several private companies. She holds a B.B.A. in information systems from Georgia State University and an M.B.A. from Xavier University, Cincinnati.

Craig Ramsey has served as a director since October 2002. From July 2003 to September 2004, Mr. Ramsey served as Chief Executive Officer of Solidus Networks Inc. (doing business as Pay By Touch), a provider of authentication and payment processing services. From 1996 to 2000, Mr. Ramsey served as Senior Vice President, Worldwide Sales, of Siebel Systems, Inc., a provider of eBusiness applications. From 1994 to 1996, Mr. Ramsey served as Senior Vice President, Worldwide Sales, Marketing and Support for nCube Corporation, a maker of massively parallel computers. From 1968 to 1994, Mr. Ramsey held various positions with Oracle Corporation, Amdahl Corporation and IBM. He also serves as a director of salesforce.com, inc., a provider of customer relationship management services, and several private companies. Mr. Ramsey holds a B.A. in economics from Denison University.

Ernest von Simson has served as a director since October 2002, and as our lead independent director since June 2009. Mr. von Simson has served as the President of Ostriker von Simson, Inc., an information technology consulting firm, since 1999. He also served as a senior partner of Cassius Advisors, an emerging technology consulting firm, from 1999 to January 2006. Prior to then, Mr. von Simson served as a Senior Partner at The Research Board, a company that assists large companies with their information technology strategies. He currently serves as a director of two private companies. Mr. von Simson holds a B.A. in international relations from Brown University and an M.B.A. from New York University.

Continuing Directors

William P. Crowell has served as a director since March 2003. Since February 2003, Mr. Crowell has worked as an independent consultant in the areas of information technology, security and intelligence systems and serves as Chairman of the Senior Advisory Group to the Director of National Intelligence. He served as President and Chief Executive Officer of Cylink Corporation, a provider of network security solutions, from 1998 until its acquisition by SafeNet, Inc. in February 2003. Prior to Cylink, Mr. Crowell worked at the National Security Agency, where he held a series of senior executive positions, including Deputy Director of Operations and Deputy Director of the NSA. He also serves as a director of Sun Microsystems Federal, a wholly-owned subsidiary of Sun Microsystems, and four private companies. Mr. Crowell holds a B.A. in political science from Louisiana State University.

E. Stanton McKee, Jr. has served as a director since February 2005. From 1989 until his retirement in November 2002, Mr. McKee served in various positions at Electronic Arts Inc., a developer and publisher of interactive entertainment, most recently as Executive Vice President and Chief Financial and Administrative Officer. He also serves as a director of LeapFrog Enterprises, Inc., a provider of technology-based educational products, and of a private company. Mr. McKee holds a B.A. in political science from Stanford University and an M.B.A. from Stanford University Graduate School of Business.

Thomas Reilly has served as our Chief Executive Officer since October 2008, as our President since August 2007 and as a director since June 2008. Mr. Reilly served as our Chief Operating Officer from November 2006 to September 2008. From April 2004 to November 2006, Mr. Reilly served as Vice President of Business Information Services of IBM. From November 2000 until its acquisition in April 2004 by IBM, Mr. Reilly served as Chief Executive Officer of Trigo Technologies, Inc., a product information management software company. He currently serves as a director of a private company. He holds a B.S. in mechanical engineering from the University of California, Berkeley.

Scott A. Ryles has served as a director since November 2003. Mr. Ryles has served as Vice Chairman of Cowen and Company, LLC, an investment banking firm, since February 2007. From December 2004 to September 2006, he

served as Chief Executive Officer of Procinea Management LLC, a private equity firm. From 1999 to 2001, Mr. Ryles served as Chief Executive Officer of Epoch Partners, Inc., an investment banking firm, until its acquisition by The Goldman Sachs Group, Inc. Prior to then, Mr. Ryles served as a Managing Director of Merrill Lynch & Co., Inc., an investment banking firm. He also currently serves as a director of a private company and of KKR Financial Holdings LLC, a specialty finance company affiliated with Kohlberg Kravis Roberts & Co. L.P. Mr. Ryles holds a B.A. in economics from Northwestern University.

Ted Schlein has served as a director since March 2002.  Mr. Schlein has served as a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, most recently as Vice President of Enterprise Products. He currently serves as a director of several private companies. Mr. Schlein holds a B.A. in economics from the University of Pennsylvania.

Roger S. Siboni has served as a director since June 2009. Mr. Siboni has been an independent investor since August 2003. Mr. Siboni previously served as president and chief executive officer of E.piphany, Inc., a provider of customer interaction software, from August 1998 to July 2003. He also served chairman of the board of directors of E.piphany from December 1999 until it was acquired by SSA Global Technologies, Inc. in September 2005. Before joining E.piphany, Mr. Siboni served in various positions at KPMG Peat Marwick from July 1993 to August 1998, a worldwide accounting and consulting organization, most recently as Deputy Chairman and Chief Operating Officer. He currently serves on the boards of Cadence Design Systems, Dolby Laboratories, Inc. infoGROUP Inc. and three private companies. Mr. Siboni holds a B.S. degree in business administration from the University of California at Berkeley, and previously served as Chairman of the Advisory Board for the Walter A. Hass School of Business at the University of California at Berkeley.

Board Meetings, Committees and Corporate Governance

The board of directors had nine meetings during fiscal 2009 and, in connection with each of those meetings, held executive sessions of independent directors and, when Mr. Shaw remained a director, also held sessions of non-management directors. During fiscal 2009, each incumbent director attended at least 75% of the aggregate number of (i) the meetings of the board of directors and (ii) the meetings of the committees on which he or she served (during the periods that he or she served). Our board of directors has determined that all of our board members other than Mr. Reilly are independent, as determined under the rules of The NASDAQ Stock Market. Our board of directors designated Ernest von Simson as our lead independent director in June 2009. Our board of directors has established three committees of the Board that are currently in place: the audit committee, compensation committee and nominating and corporate governance committee.

Lead Independent Director

In June 2009, the board of directors designated Mr. von Simson as its lead independent director. The lead independent director presides at executive sessions of non-management or independent directors and any meetings at which our Chief Executive Officer is not present. The lead independent director also calls meetings of the independent or non-management directors as may be necessary from time to time. In addition, he discusses any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer, including the scheduling of, and requested agenda items for, future meetings of the our board of directors. He may also perform other duties as may be, from time to time, set forth in our bylaws or requested by our board of directors to assist it in the fulfillment of its responsibilities, by individual directors, or by our Chief Executive Officer.

Audit Committee

Our audit committee is comprised of Mr. McKee, who is the chair of the committee, and Messrs. Ryles and von Simson. The composition of our audit committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our audit committee includes a financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our board of directors has adopted, a charter for our audit committee. Our audit committee, among other things, will:

•	select a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	help to ensure the independence of the independent registered public accounting firm;

•	discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and that firm, our interim and year-end operating results;

•	develop procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	consider the adequacy of our internal accounting controls and audit procedures; and

•	approve or, as permitted, pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm.

The audit committee met ten times during fiscal 2009, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. The audit committee operates pursuant to the audit committee charter, which has been posted on our website at http://ir.arcsight.com/governance.cfm.

Compensation Committee

Our compensation committee is comprised of Mr. Ramsey, who is the chair of the committee, and Messrs. Crowell and Schlein and Ms. Bergeron. The composition of our compensation committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee recommended, and our board of directors has adopted, a charter for our compensation committee. Our compensation committee, among other things, will:

•	review and determine the compensation of our executive officers and directors;

•	administer our stock and equity incentive plans;

•	review and make recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	establish and review general policies relating to compensation and benefits of our employees.

The compensation committee met eleven times during fiscal 2009 and acted by unanimous written consent on one occasion. The compensation committee operates pursuant to the compensation committee charter. Under its charter, which has been posted on our website at http://ir.arcsight.com/governance.cfm, the compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. In March 2008, our compensation committee again retained Compensia, a compensation consulting company, to help evaluate our compensation philosophy and provide guidance in administering our compensation program in connection with the completion of fiscal 2008 and the review of compensation for fiscal 2009. See “Compensation Discussion and Analysis” for additional discussion of regarding the role of Compensia in executive compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. von Simson, who is the chair of the committee, and Messrs. Crowell, McKee and Ryles. The composition of our nominating and corporate governance committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Our nominating and corporate governance committee has recommended, and our board of directors has adopted, a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee, among other things, will:

•	identify, evaluate and recommend nominees for our board of directors and committees of our board of directors;

•	conduct searches for appropriate directors;

•	evaluate the performance of our board of directors;

•	consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	review related party transactions and proposed waivers of our code of conduct;

•	review developments in corporate governance practices; and

•	evaluate the adequacy of, and make recommendations with respect to, our corporate governance practices and reporting.

The nominating and corporate governance committee met five times during fiscal 2009. The nominating and corporate governance committee operates pursuant to the nominating and corporate governance committee charter, which has been posted on our website at http://ir.arcsight.com/governance.cfm.

The nominating and corporate governance committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, ArcSight, Inc., 5 Results Way, Cupertino, California 95014. The recommendation must be submitted not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the board of directors are generally selected based on desired skills and experience in the context of the existing composition of the board and needs of the board and its committees at that time, including the requirements of applicable SEC and NASDAQ rules. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the board and ArcSight at that time. Final approval of nominees to be presented for election is determined by the full board.

The nominating and corporate governance committee recommended to the board that Ms. Bergeron and Messrs. Ramsey and von Simson be nominated to serve as Class II directors.

Communications with Directors

Stockholders may communicate with the board by sending written correspondence to: Board of Directors, c/o Corporate Secretary, ArcSight, Inc., 5 Results Way, Cupertino, California 95014. Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for board consideration. In particular, the board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

Director Attendance of Annual Meetings

We encourage directors to attend our annual meetings of stockholders but do not require attendance. Last year, three directors attended our 2008 annual meeting of stockholders.

Director Compensation

The compensation committee evaluates the appropriate level and form of compensation for non-employee directors and recommend changes to the board when appropriate. The board has adopted the following policies with respect to the compensation of non-employee directors:

Cash Compensation

In fiscal 2009, the chairs of the audit committee, the compensation committee and the nominating and corporate governance committee receive annual retainers of $15,000, $10,000 and $5,000, respectively. Each member of the audit committee, the compensation committee and the nominating and corporate governance committee receive annual retainers of $8,000, $5,000 and $2,500, respectively. We do not pay fees to directors for attendance at meetings of our board of directors and its committees. In June 2009, our compensation committee recommended, and our board of directors adopted, a policy whereby each non-employee member of the board of directors will receive an annual cash retainer of $35,000; the lead independent director of the board will receive an additional annual cash retainer of $10,000; and the annual cash retainer for the chair of the audit committee of the board will be increased from $15,000 to $20,000.

All cash compensation to directors is paid in quarterly installments upon continuing service. We also reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings.

Equity Compensation

In fiscal 2009, our policy provided that each person who is not an employee who becomes a member of our board of directors will be granted an initial option to purchase 11,250 shares of our common stock upon election to our board of directors. In June 2009, our compensation committee recommended, and our board of directors adopted, a policy whereby each person who is not an employee who becomes a member of our board of directors will be granted an initial option to purchase 25,000 shares of our common stock upon election to our board of directors. On the date of each annual stockholder meeting, each non-employee director who continues to serve on our board of directors immediately following such meeting will automatically be granted an option to purchase 10,375 shares of our common stock. Each option will have an exercise price equal to the fair market value of our common stock on the date of grant, will have a ten-year term and will terminate 90 days following the date the director ceases to serve on our board of directors for any reason other than death or disability, or 12 months following that date if the termination is due to death or disability. Each initial grant will vest and becomes exercisable as to 1/36th of the shares each month after the grant date over three years. Each annual grant will vest and become exercisable as to 1/12th of the shares each month after the grant date over one year.

Director Attendance Policy

In March 2008, our board of directors adopted a policy that, in any fiscal year, each member of the our board of directors should attend at least 75% of board meetings and 75% of the meetings of each committee of which such director is a member, and directed our compensation committee to consider changes to our director compensation policy to encourage compliance with this director attendance policy. In May 2008, our compensation committee recommended that our board of directors adopt the following compensation related measures as a component of the director attendance policy:

•	in the event that a director shall attend fewer than 75% of board meetings in a fiscal year, the annual stock, option or other equity grant to be issued, and any retainer fees to be paid, to such director for the succeeding fiscal year shall be reduced to 50% of the level of grant or fee normally to be paid to directors generally for their services as board members in accordance with our board compensation practices; and

•	in the event that a director shall attend fewer than 75% of the meetings in a fiscal year of a committee of which such director is a member, the annual stock, option or other equity grant to be issued, and any retainer fees to be paid, to such director in respect of membership (including those in respect of services as chairperson) of such committee for the succeeding fiscal year shall be reduced to 50% of the level of grant or fee normally to be paid to directors generally for service on such committee in accordance with our board of directors compensation practices;

provided, that, in the event that a director has failed to attend a board or committee meeting, and:

•	such director was not a member of the board or committee, as applicable, at the time of such meeting;

•	the meeting was a regular board or committee meeting and such director was first provided notice of the meeting less than three months in advance of such meeting, and promptly following receipt of such notice the director notified our Chief Executive Officer and General Counsel that such director does not expect to be able to attend at the scheduled time; or

•	the meeting was a special board or committee meeting and such director was first provided notice of the meeting less than two weeks in advance of such meeting, and promptly following receipt of such notice the director notified our Chief Executive Officer and General Counsel that such director does not expect to be able to attend at the scheduled time;

such meeting will be excluded from the calculation of percentage of meetings attended for purposes the compensation component of the director attendance policy. In June 2008, our board of directors adopted this component of our director attendance policy. See the discussion of director attendance during fiscal 2009 under “— Board Meetings, Committees and Corporate Governance” above.

Fiscal 2009 Compensation

The following table provides information for our fiscal year ended April 30, 2009 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director in fiscal 2009. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. All compensation that we paid to Mr. Reilly, our only employee director, is set forth in the tables summarizing executive officer compensation below. All compensation that we paid to Mr. Shaw when he was our Chief Executive Officer is set forth in the tables summarizing executive officer compensation below. No compensation was paid to Mr. Reilly in his capacity as a director. Similarly, no compensation was paid to Mr. Shaw in his capacity as our chairman of the board during the period that he also served as our Chief Executive Officer. In September 2008, our compensation committee recommended, and our board of directors adopted, a policy whereby Mr. Shaw, in his capacity as only chairman of the board, would receive an annual retainer of $15,000 and an option to purchase 10,375 shares of our common stock on the date that his retirement as our Chief Executive Officer became effective (after which he served only as chairman of the board).

	Fees Earned or	Option
Name	Paid in Cash(1)	Awards(2)	Total

Sandra Bergeron	$5,000	$130,321	$135,321
William P. Crowell	7,500	39,454	46,954
E. Stanton McKee, Jr.	17,500	41,700	59,200
Craig Ramsey	10,000	39,454	49,454
Scott A. Ryles	10,500	39,454	49,954
Ted Schlein	5,000	39,454	44,454
Robert Shaw	7,617 (3)	15,650	23,267
Ernest von Simson	13,000	39,454	52,454

(1)	These amounts reflect quarterly fees in fiscal 2009 for service on our board committees or, with respect to Mr. Shaw, as our chairman of the board beginning on the date that his retirement as our Chief Executive Officer became effective (after which he served only as chairman of the board).

(2)	In accordance with SEC rules, the amounts in this column represent the amounts that we would have recognized as compensation expense for financial statement reporting purposes for any part of fiscal 2009 in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS 123R, in connection with all of the options previously issued to the named director had we applied the modified prospective transition method without reflecting the estimate for forfeitures related to service-based vesting used for financial statement reporting purposes, rather than the prospective transition method actually utilized by us for financial statement reporting purposes. In September 2008, in connection with our annual stockholders meeting and consistent with the equity compensation policy adopted by the board, we granted each non-employee director (Ms. Bergeron and Messrs. Crowell, McKee, Ramsey, Ryles, Schlein and von Simson) an option to purchase 10,375 shares of our common stock at an exercise price of $8.30 per share. The fair value of each such option was $3.87 per share. See Note 9 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2009 for a discussion of all assumptions made in determining the grant date fair values. Each of these options: (i) vests as to 1/12th of the shares of common stock underlying it monthly beginning one month after the vesting start date; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. In addition, as of April 30, 2009, each non-employee director (Ms. Bergeron and Messrs. Crowell, McKee, Ramsey, Ryles, Schlein and von Simson) holds an option to purchase 11,250 shares of our common stock, which was granted in connection with our initial public offering in February 2008, and, in addition to the options granted in September 2008 and February 2008, Mr. Crowell holds an outstanding option to purchase 81,773 shares, Mr. Ryles holds an outstanding option to purchase 87,773 shares, and Ms. Bergeron and Messrs. McKee, Ramsey, and von Simson each holds an outstanding option to purchase 97,773 shares. Each of the options granted to our non-employee directors in February 2008: (i) vests as to 1/36th of the shares of common stock underlying it monthly beginning one month after the vesting start date; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. Each of the options, other than the options granted in September 2008 or February 2008: (i) is immediately exercisable; (ii) vests as to 1/48th of the shares of common stock underlying it monthly beginning one month after the vesting start date, except that Ms. Bergeron’s option vests as to 1/4th of the shares one year after the vesting start date and as to an additional 1/48th of the shares each month thereafter; and (iii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. See “Principal and Selling Stockholders” for beneficial ownership information for each of our directors.

(3)	Includes $2,603 in reimbursement for premiums relating to the portion of Mr. Shaw’s current life insurance policy covering the months during which Mr. Shaw served as our chairman of the board. Mr. Shaw resigned as chairman of the board in March 2009.

Resignation of Robert Shaw

In March 2009, in connection with the resignation of Mr. Shaw as our chairman and as a member of our board of directors, and in light of the circumstances of Mr. Shaw’s resignation, our compensation committee confirmed that the cash bonus that Mr. Shaw was eligible to receive in respect of his prior service as our Chief Executive Officer, prorated for the portion of fiscal 2009 that Mr. Shaw actually served in such capacity, that had been payable in the event that Mr. Shaw continuously served as chairman of the board until the date that our executive officers were paid cash bonuses under our bonus plan for fiscal 2009, would still be paid to Mr. Shaw (to the extent otherwise payable in accordance with the plan), irrespective of his resignation. The prorated bonus had originally been approved by our compensation committee in connection with Mr. Shaw’s retirement as our Chief Executive Officer in September 2008. Because Mr. Shaw’s resignation as our chairman and as a member of our board of directors was a result of a disability, the stock options held by Mr. Shaw will be exercisable to the extent vested as of his resignation until the first anniversary of his resignation. After Mr. Shaw’s retirement, our compensation committee confirmed that, following the expiration of the then current insurance term, we would be responsible for premiums relating to the portion of Mr. Shaw’s current life insurance policy covering the months during which Mr. Shaw served as our chairman of the board. See the discussion of our arrangements with Mr. Shaw in connection with his retirement as our Chief Executive Officer in September 2008 under “Compensation Discussion and Analysis — Severance and Change of Control Payments” below.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, our compensation committee consisted of Messrs. Crowell, Ramsey and Schlein and Ms. Bergeron. None of them has at any time in the last fiscal year or previously been one of our officers or employees and none has had any relationships with our company of the type that is required to be disclosed under

Item 404 of Regulation S-K, except that Mr. Ramsey is also a director and 10% stockholder of M-Factor, which provided event planning and hosting services to us in fiscal 2009. See “Certain Relationships and Related Party Transactions — Event Planning Agreement.” None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2009.

Executive Officers

Our executive officers their positions, and their respective ages, as of August 1, 2009, are:

Name	Age	Position(s)

Thomas Reilly	47	President, Chief Executive Officer and director
Hugh S. Njemanze	52	Founder, Chief Technology Officer and Executive Vice President of Research and Development
Stewart Grierson	43	Chief Financial Officer
Reed T. Henry	45	Senior Vice President of Marketing
Kevin P. Mosher	52	Senior Vice President of Worldwide Field Operations
Jeffrey Scheel	47	Senior Vice President of Business Development
Trâm T. Phi	38	Vice President, General Counsel and Secretary

Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “Executive Compensation — Employment Agreements and Offer Letters.” Biographical information for Mr. Reilly is provided above. See “— Information Regarding Our Nominees and Directors.”

Hugh S. Njemanze co-founded ArcSight in May 2000 and has served as our Executive Vice President of Research Development and Chief Technology Officer since March 2002. From 1993 to 2000, Mr. Njemanze served in various positions at Verity, Inc., a provider of knowledge retrieval software products, most recently as its Chief Technology Officer. He holds a B.S. in computer science from Purdue University.

Stewart Grierson has served as our Chief Financial Officer since October 2004 and also served as our Vice President of Finance from March 2003 to April 2007. In addition, from January 2003 to January 2006, he served as our Secretary. From 1999 to July 2002, Mr. Grierson served in several positions for ONI Systems Corp., a provider of optical communications equipment, including most recently as Vice President and Corporate Controller. From 1992 to 1999, he served in various roles in the audit practice at KPMG LLP. He holds a B.A. in economics from McGill University and is a chartered accountant.

Reed T. Henry has served as our Senior Vice President of Marketing since May 2007, and also served as our Senior Vice President of Business Development from May 2007 to June 2008. From 2001 to August 2005, Mr. Henry served in several positions for SeeBeyond Technology Corporation, a provider of enterprise integration software, including most recently as Senior Vice President, Marketing, Alliances and Business Development and previously as Senior Vice President, Professional Services, Customer Support and Alliances. Following the acquisition of SeeBeyond by Sun Microsystems, Inc. in August 2005, Mr. Henry served in the same role for Sun Microsystems until October 2005. Prior to SeeBeyond, Mr. Henry served as Vice President of Strategy and New Business at eBay, Inc., an internet auction company, and as Vice President of Marketing and Product Management for Vertical Networks, Inc., a provider of integrated voice/data communications platforms and associated computer telephony applications, which he co-founded in 1996. Mr. Henry holds a B.S. in electrical engineering from the University of Washington, an M.S. in electrical engineering from the California Institute of Technology and an M.B.A. from Stanford University Graduate School of Business.

Kevin P. Mosher has served as our Senior Vice President of Worldwide Field Operations since March 2004. From May 2002 to March 2003, Mr. Mosher served as the President and Chief Operating Officer of Rapt Inc., a provider of pricing and profitability management solutions. From 1997 to 2001, Mr. Mosher served as Senior Vice President of Sales at Portal Software, Inc., a provider of billing and customer management solutions. He also serves as a director of a private company. Mr. Mosher holds a B.A. in economics from the University of Connecticut.

Jeffrey Scheel has served as our Senior Vice President of Business Development since June 2008. From November 2007 to May 2008, Mr. Scheel served as Vice President of Sales and Corporate Development at Damballa, Inc., a provider of protection against botnets. From June 2007 to October 2007, Mr. Scheel served as a consultant to various technology companies. From October 2006 to May 2007, he served as Executive Vice President of GuardID, Inc., an anti-phishing products company. From December 2005 until July 2006 following its acquisition by RSA in 2006, Mr. Scheel served as Corporate Development Officer at PassMark Security, Inc., an authentication software company. From November 2004 until December 2005 following its acquisition by PassMark, he served as CEO of Vocent, Inc., an authentication software company. From 1996 to 1999 and from 2001 to November 2004, Mr. Scheel served in several positions at Siebel Systems, Inc., a provider of eBusiness applications, including most recently as Vice President and General Manager of CRM Products. He holds a B.A. in history from Stanford University and an M.B.A. from Harvard Business School.

Trâm T. Phi has served as our Vice President, General Counsel and Secretary since January 2006. From September 2002 to May 2005, Ms. Phi served in various positions at InVision Technologies, Inc., a manufacturer of explosives detection systems, most recently as Senior Vice President and General Counsel, including following the acquisition of InVision by General Electric Company in December 2004. From 1995 to September 2002, she was an associate at Fenwick & West LLP, a high technology law firm. Ms. Phi holds a B.A. in political science from San Jose State University and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall).

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Compensation Philosophy and Objectives

Our compensation program for executive officers is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. It is also designed to link rewards to measurable corporate and individual performance. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of the stockholders by rewarding performance of established goals, with the ultimate objective of improving stockholder value. We evaluate compensation to ensure that we maintain our ability to attract and retain talented employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers should include both cash and stock-based compensation that reward performance as measured against established goals.

We work within the framework of our pay-for-performance philosophy to determine each component of an executive’s compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position; and

•	comparison to other executives within our company having similar levels of expertise and experience.

Role of Executive Officers in Compensation Decisions

The compensation of Mr. Reilly, and before him Mr. Shaw, as our Chief Executive Officer, or CEO, is determined by our board of directors after input from and consultation with our compensation committee, which reviews his performance. The compensation for all other executive officers is determined by our compensation committee after input from and consultation with our CEO. Our CEO typically provides annual recommendations to the compensation committee and discusses with the compensation committee the compensation and performance of all executive officers, other than himself, during the first fiscal quarter. Consistent with our compensation philosophy, each employee’s evaluation begins with a written self-assessment, which is submitted to the employee’s supervisor. The supervisor then prepares a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance and input from others within the company. Our CEO bases his recommendations in part upon annual performance reviews of our executive officers, including a review of self-evaluations prepared by such executive officers and supervisor reviews when the executive officers report to someone other than our CEO. Our compensation committee may exercise its discretion in modifying any recommended compensation adjustments or awards to executives. In addition, compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members and our CEO, but also Mr. Grierson, Ms. Phi and Gail Boddy, the head of our human resources department.

Components of Executive Compensation

Our executive officers’ compensation has had three primary components — base compensation or salary, initial stock option awards granted pursuant to our 2007 Equity Incentive Plan and cash bonuses and stock option awards under a performance-based bonus plan. We fix executive officer base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base compensation that is payable by private and public companies with which we believe we generally compete for executives. To this end, we review a number of executive compensation surveys of high technology companies located in the San Francisco Bay Area annually when we review executive compensation. We utilize salary as the base amount necessary to match our competitors for executive talent. We designed our executive bonus plan to focus our management on achieving key corporate financial objectives, to motivate desired individual behaviors and to reward substantial achievement of these company financial objectives and individual goals. We utilize cash bonuses under our bonus plan to reward performance achievements with a time horizon of one year or less, and similarly, we utilize equity grants under our bonus plan to provide additional long-term rewards for short term performance achievements to encourage similar performance over a longer term. We utilize initial and refresh stock options to reward long-term performance, with strong corporate performance and extended officer tenure producing potentially significant value for the officer.

We view these components of compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency and other considerations we deem relevant, such as rewarding extraordinary performance. We believe that, as is common in the technology sector, stock option awards are a significant compensation-related motivator in attracting and retaining employees.

Our compensation committee’s current intent is to perform at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. These companies may or may not be public companies or even in all cases technology companies.

In March 2007, our compensation committee retained Compensia, a compensation consulting company, to help evaluate our compensation philosophy and provide guidance in administering our compensation program in the future. Compensia provides us with market data on a peer group of companies in the technology sector, as well as advice in the review of compensation. In March 2008, our compensation committee specifically retained Compensia to provide such data and advice in connection with the review of compensation for fiscal 2009, and in March 2009 again retained Compensia to provide such data and advice in connection with the completion of fiscal 2009 (and review of compensation for fiscal 2010). The information provided by Compensia is benchmarked against the compensation we offer to ensure that our compensation program is competitive. Our compensation committee plans to retain a consultant to provide similar information and advice in future years for consideration in establishing annual salary increases and additional stock grants.

We account for equity compensation paid to our employees under the rules of SFAS 123R, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it is paid to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Base Compensation

Our compensation committee generally consults benchmark data to better inform its determination of the key elements of our compensation program in order to develop a compensation program that it believes will enable us to compete effectively for new employees and retain existing employees. In general, this benchmark data consists of compensation information from both broad-based third-party compensation surveys and peer groups. The compensation data consisted of salaries and other compensation paid by companies in these surveys and peer groups to executives in positions comparable to those held by our executive officers. Because publicly-filed compensation data is limited to the CEO, CFO and three to five most highly paid executive officers, the peer group comparisons are limited to Mr. Reilly, and before him Mr. Shaw, and Messrs. Njemanze, Mosher and Grierson. In connection, with the hiring of Mr. Scheel in June 2008, only survey data was reviewed for comparable position salary information. While we compete for executive talent to some degree with companies that have revenues significantly in excess of those represented in the surveys and peer groups, we believe that the companies represented in the surveys and peer groups similarly compete with such larger companies and hence are an appropriate comparison for our employment market. Our compensation committee realizes that using benchmark data may not always be appropriate, but believes that it is the best alternative at this point in the life cycle of our company. In addition to benchmarking studies, our compensation committee has historically taken into account input from other sources, including input from the members of the compensation committee (as well as any input that may be offered by other independent members of our board of directors) and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry.

For the review of compensation in connection with the completion of fiscal 2009 and determination of base and target bonus compensation for fiscal 2010, our compensation committee utilized data from Compensia based on the Radford High-Technology Executive Compensation and Sales Compensation Surveys and a single peer group of companies that reflect our industry, size and growth. The Radford survey utilized by Compensia included companies nationally with revenues from $80 million to $250 million, except that in case of one of our executive officers the Radford data included a broader group of companies with average revenues of approximately $215 million (with the results size-adjusted based on the scaling reflected in the primary survey), because data was unavailable for comparable executives in the primary survey. The peer group, which was selected based on the recommendations of Compensia after it consulted with Mr. Grierson, includes Art Technology Group, Blue Coat Systems, Chordiant Software, Cogent, CommVault Systems, DemandTec, Double-Take Software, EF Johnson Technologies, Guidance Software, NetSuite, Omniture, Opnet Technologies, Rackspace, RightNow Technologies, Riverbed Technology, SonicWALL, Sourcefire, SuccessFactors, Vasco Data Security International and Websense. As before, Compensia initially proposed the makeup of the peer group based on the public company peer group utilized in the prior year, replacing companies that had been acquired and expanding the remaining group to include another recently public company with similar growth characteristics. We believe that collectively the peer groups used in fiscal 2009 and prior years were at the time representative of companies in our size range and industry that were a fair representation of the employment market in which we compete.

Our compensation committee typically targets executive officers’ salaries at a level that was at or near the median of salaries of executives with similar roles at comparable pre-public and small public companies. Our compensation committee believes that the median for base salaries is the minimum cash compensation level that would allow us to attract and retain talented officers. In instances where an executive officer is uniquely key to our success, such as Mr. Njemanze, our compensation committee may provide compensation in excess of the median. In the case of Mr. Njemanze, the compensation committee determined to provide compensation about 19% in excess of the median competitive salary in recognition of the fact that, as one of our founders and our principal technical contributor since we were founded, he has a unique understanding of the technical underpinnings of our products and technologies as well as the market in which we operate. Our compensation committee’s choice of the foregoing salary target to apply to the data in the compensation surveys reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash as much as practicable. In connection with the hiring of Mr. Scheel, our Senior Vice President of Business Development, in June 2008, our compensation committee approved a salary approximately 10% above the median competitive salary in light of his broad ranging corporate and business development background in the enterprise software and services industry. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation at this level is generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

We annually review our base salaries, and may adjust them from time to time based on market trends, including review of benchmark information, as well as the recognition that compensation levels are typically reviewed annually and survey information may not fully reflect changes in salary levels over time or particular acute geographic or market circumstances. We also review the applicable executive officer’s responsibilities, performance and experience. We do not provide formulaic base salary increases to our executive officers. If necessary, we also realign base salaries with market levels for the same positions in companies of similar size to us represented in the compensation data we review, if we identify significant market changes in our data analysis. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. For example, in the case of Mr. Njemanze to reflect his key contributions to us and the development of our products and technologies. For a discussion of the adjustments to Mr. Reilly’s compensation in connection with his promotion to be our CEO, see “— Compensation Arrangements with New Chief Executive Officer” below.

Equity Compensation

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at the closing price of our stock on The NASDAQ Global Market on the date of grant. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and, we have not timed equity grants in connection with the release or withholding of material non-public information. It is possible that we will establish programs or policies of this sort in the future. Authority to make equity grants to executive officers rests with our compensation committee, although, as noted above, our compensation committee does consider the recommendations of our CEO, in connection with grants to other executive officers.

Authority to make equity-based awards to executive officers rests with our compensation committee, which considers the recommendations of our CEO. Due to the stage of our business and our evolving industry, we believe that equity awards will incentivize our executive officers to achieve long-term performance because they provide greater opportunities for our executive officers to benefit from any future successes in our business. Consistent with this view, our compensation committee chose to make equity grants based on input from members of the compensation committee (as well as any input that may be offered by other independent members of our board of directors) drawing on their experience as directors and executives at other companies within and outside of our industry and based on consideration of benchmarking information provided by Compensia, as well as recommendations from our CEO.

Each executive officer is initially provided with an option grant when they join our company based upon their position with us and their relevant prior experience. These initial grants generally vest over four years and no shares vest before the one year anniversary of the option grant. We spread the vesting of our options over four years to compensate executives for their contribution over a period of time. In addition, one of the initial stock option grants made to Mr. Reilly in connection with his hiring in November 2006 vested as to approximately one quarter of the shares upon the achievement of specified milestones relating to business planning and operations, sales, services and support execution, and company positioning, market and product strategy, during his first year of employment at the company, and, if such milestones were achieved, the remaining shares vest monthly over the subsequent three years, with such option terminating if the milestones were not achieved. Prior to hiring Mr. Reilly, we had not had an individual serving in the separate role of chief operating officer (the role in which he was initially hired). The compensation committee and our board of directors determined to include performance criteria, in addition to the typical time-based vesting, for the option covering approximately 1/4th of the total number of shares granted to Mr. Reilly in order to ensure that we did not incur the dilution associated with this grant unless we realized the benefits anticipated when hiring an individual at this level. In December 2007, based on the recommendation of Mr. Shaw, our compensation committee determined that Mr. Reilly had achieved the performance milestones.

The value of the shares subject to the fiscal 2009 option grants to named executive officers are reflected in the “Summary Compensation Table” table below and further information about these grants is reflected in the “Fiscal 2009 Grants of Plan-Based Awards” table below.

In November 2007, our board of directors adopted new equity compensation plans. The 2007 Equity Incentive Plan replaced our 2002 Stock Plan immediately following our initial public offering in February 2008, affording our compensation committee much greater flexibility in making a wide variety of equity awards. Participation in the 2007 Employee Stock Purchase Plan is also available to all executive officers on the same basis as our other employees. However, any executive officers who are 5% stockholders, or would become 5% stockholders as a result of their participation in our 2007 Employee Stock Purchase Plan, will be ineligible to participate in our 2007 Employee Stock Purchase Plan.

Other than the equity plans described in this section, we do not have any equity security ownership guidelines or requirements for our executive officers and we do not have any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Other than Messrs. Shaw and Njemanze, our equity compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.

Cash Bonuses Under Our Bonus Plan

Generally, we have paid bonuses annually, usually during the first quarter of our fiscal year. Under our bonus plan for fiscal 2009 (and in prior years), we determined not to pay bonuses quarterly or semi-annually because our compensation committee believed an annual orientation was appropriate given the fluctuations in our operating results from quarter to quarter. We base bonuses for executive officers other than our CEO on three components — revenues, operating income and individual contributions relative to individual performance objectives as determined by the executive officer’s supervisor. The individual performance objectives are determined by each executive officer’s supervisor and might include such objectives as budgeting and cost controls, hiring and personnel development, strategic thinking and management. As with our bonus plan for fiscal 2008, our compensation committee determined that bonuses for executive officers under our bonus plan for fiscal 2009 should also be based on the achievement of targeted operating income goals. Our plan is structured so that we will pay no bonus under this plan unless both the revenue and operating income targets are achieved, regardless of an individual executive officer’s contributions. If the revenue and operating income components are achieved, executive officers are eligible to receive bonuses at the target level. However, the actual portion of the eligible bonus that is ultimately awarded is determined by our CEO, following evaluation of the executive officer’s contributions by the executive officer’s supervisor where such supervisor is not the CEO. The compensation committee chose revenues and operating income as the financial metrics for bonuses because it believed that we should reward revenue growth, but only if that revenue growth is achieved cost effectively. Likewise, it believed a “profitable company” with little or no growth was not acceptable. Thus, the compensation committee considered the chosen metrics to be the best indicators of financial success and stockholder value creation. The individual performance objectives are determined by the executive officer to whom the potential bonus recipient reports. We base bonuses for our CEO on revenues and operating income. Our compensation committee believes that our CEO’s responsibility is the overall performance of ArcSight as a company, with emphasis on achievement of targeted revenues and operating income, and consequently did not establish separate individual performance objectives for Mr. Reilly, or before him Mr. Shaw. Payments of cash bonuses are contingent upon continued employment through the actual date of payment.

In July 2008, our compensation committee adopted our bonus plan for fiscal 2009 to reward all employees of the company, including executive officers. The plan for fiscal 2009 focuses on revenues and operating income. Under this plan, executive officers other than Mr. Mosher will receive no payment unless we achieve at least 95% of the targeted revenues and operating income goals. Under the plan, if we achieve these goals, then our CEO will receive:

•	a payment of 50% of base salary if we achieve more than 95% but less than 100% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 70% of base salary if we achieve at least 100% but less than 101% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 80% of base salary if we achieve at least 101% but less than 105% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 85% of base salary if we achieve at least 105% but less than 110% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 90% of base salary if we achieve at least 110% but less than 115% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target; and

•	a payment of 100% of base salary if we achieve 115% or more of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target,

Messrs. Njemanze and Grierson will receive:

•	a payment of 35% of base salary if we achieve more than 95% but less than 100% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 45% of base salary if we achieve 100% but less than 101% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 55% of base salary if we achieve more than 101% but less than 105% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 65% of base salary if we achieve at least 105% but less than 110% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 75% of base salary if we achieve at least 110% but less than 115% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target; and

•	a payment of 100% of base salary if we achieve 115% or more of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target, and our remaining executive officers other than Mr. Mosher will receive:

•	a payment of 25% of base salary if we achieve more than 95% but less than 100% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 35% of base salary if we achieve at least 100% but less than 101% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 45% of base salary if we achieve at least 101% but less than 105% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 55% of base salary if we achieve at least 105% but less than 110% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 70% of base salary if we achieve at least 110% but less than 115% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target; and

•	a payment of 100% of base salary if we achieve 115% or more of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target.

Based on our actual financial performance in fiscal 2009, we achieved 98% of our revenue target of $138.5 million and achieved non-GAAP operating income (our GAAP operating income of $11.8 million adjusted to exclude $842,000 in amortization of intangible assets and $6.2 million in stock-based compensation expense) well above the $13.5 million target at that level (instead achieving operating income equivalent to the target if revenues had been achieved at the level of at least 105% but less than 110% of target). As a result, executive officers other than Mr. Mosher would have been eligible for bonuses under the bonus plan for fiscal 2009 based on achievement at the level of at least 95% but less than 100% of target, based on our performance under the foregoing scale. However, in June 2009, in light of the exceedingly difficult macroeconomic and market conditions in which our actual level of performance was achieved, our compensation committee elected to exercise its discretion and determined to award bonuses to our executive officers other than Mr. Mosher as if our actual achievement had been at the level of at least 105% but less than 110% of target.

In light of Mr. Mosher’s position as Senior Vice President of Worldwide Field Operations, which primarily involves responsibility for our sales and pre-sales efforts, we feel it is more appropriate to tie the additional cash incentives to his revenue-generating efforts and management of the operating expenses and contribution margin for our sales department, rather than tying his additional cash incentives solely to the company-level financial objectives. For this reason, we pay him a quarterly sales commission pursuant to his Sales Commission Plan — FY 2009, rather than the bonus discussed above for other executive officers. Under the plan, which was approved in final form by the compensation committee in July 2008, Mr. Mosher is entitled to quarterly commission payments based on achievement of quarterly revenues targets, and an additional commission in the event that he achieves or exceeds his revenues target and either (i) actual operating expenses for the sales department are less than or equal to the sales operating expense target, or (ii) actual contribution margins for the sales department are equal to or greater than the sales contribution margin target. Based on the same considerations discussed above with respect to the award of discretionary bonuses to executive officers, our compensation committee determined to award to Mr. Mosher a cash bonus of $80,000 (in addition to the quarterly commissions to which Mr. Mosher was entitled under his commission plan).

The target level bonus for executive officers amount is generally set at a level based on the median for executives with similar roles at comparable companies according to the survey and peer group data described above. The “target” and “maximum” bonus amounts that could be earned by each named executive officer in fiscal 2009 are reflected in the “Fiscal 2009 Grants of Plan-Based Awards” table below.

Our annual cash bonuses, as opposed to our equity grants, are designed to more immediately reward our executive officers for their performance during the most recent fiscal year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, and thus our company-level objectives. Thus, we believe our cash bonuses are an important motivating factor for our executive officers, in addition to being a significant factor in attracting and retaining our executive officers.

We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Our compensation committee believes that the issue is best addressed when the need actually arises, and when all of the facts regarding the restatement are known.

Equity Bonuses Under Our Bonus Plan

Our compensation committee believes that granting additional stock options on an annual basis to existing executive officers provides an important incentive to retain executives and rewards them for short-term company performance while also creating long-term incentives to sustain that performance. Under our bonus plan for fiscal 2009, the compensation committee approved a pool of 557,000 shares of common stock to be granted during the first quarter of fiscal 2010 to our officers, including our executive officers, on the achievement of the targeted revenues goal, and, for the officers other than our CEO, individual performance objectives, for the reasons described above for cash bonuses. The annual grant to our CEO is determined by our compensation committee after input from and consultation with the other independent members of our board of directors. The annual grants to all other executive officers are determined by our compensation committee after input from and consultation with our CEO. Our compensation committee may exercise its discretion in modifying any recommended adjustments or awards to executives.

In accordance with the process described above, for grants under our bonus plan for fiscal 2009, our compensation committee determined the amount of Mr. Reilly’s grant based on the level of our achievement of the targeted revenue and operating income goals and its evaluation of Mr. Reilly’s contribution toward that achievement relative to the contribution of the remainder of our officers, based on their performance under their individual performance objectives and their respective relative contributions to our success as determined in connection with the evaluations described above for determination of cash bonuses under our bonus plan for fiscal 2009. Following that determination, Mr. Reilly made recommendations to our compensation committee regarding, and our compensation committee ultimately determined, the awards made to our other executive officers.

When making the recommendation and determining the amounts of the awards, consideration was given to the median equity compensation of executives with similar roles at comparable companies according to the survey and peer group data described above. See footnote (2) to the “Fiscal 2009 Grants of Plan-Based Awards” table below for the specific amounts of these grants for our named executive officers. Equity grants made pursuant to the bonus plan vest over four fiscal years and no shares vest before the first day of the succeeding fiscal year (the fiscal year following the fiscal year in which the options were actually granted). In addition to the annual awards pursuant to our bonus plan, grants of stock options may be made to executive officers following a significant change in job responsibility or in recognition of a significant achievement. The “shares underlying,” “exercise price” and “grant date fair value” of option awards made to each named executive officer in fiscal 2009 are reflected in the “Fiscal 2009 Grants of Plan-Based Awards” table below.

The compensation committee has the discretion to award cash bonuses or equity-based grants outside of our bonus plan. In May and June 2009, the compensation committee reviewed information from Compensia regarding appropriate levels of annual refresh grants for the additional group of officers covered by our bonus plan for fiscal 2009 and the rate of aggregate equity compensation awards and the allocation of such awards between executives and employees at comparable companies. In conjunction with its determination of cash bonuses in June 2008, in light of the expanded number of executives to be covered by the plan since the size of the option pool was initially set, the level of the our actual revenue and operating income performance for fiscal 2009 and the exceedingly difficult macroeconomic and market conditions in which that level of performance was achieved, our compensation committee exercised its discretion to make 297,000 additional shares of common stock (in addition to the 557,000 share option pool described above) available for award in connection with the completion of fiscal 2009 to reward performance and in recognition of our benchmark targets in light of compensation data provided by Compensia, and approved grants to plan participants for the aggregate 854,000 shares available, including options for an aggregate of 438,845 shares granted to executive officers. The amounts granted and exercise price for each grant to our named executive officers under our Fiscal Year 2009 Management Bonus Plan are reflected in the footnotes to the “Fiscal 2009 Grants of Plan-Based Awards” and “Outstanding Equity Awards at April 30, 2009” tables below.

Severance and Change of Control Payments

When we retained Mr. Shaw in August 2001, we entered into an employment agreement, which was amended initially in August 2004 as the initial term expired and then amended again effective in August 2007 as the term expired for the amended employment agreement. Under our employment agreement and option grant agreements with Mr. Shaw we were, and under the offer letters and option grant agreements with some of our executive officers we are, required to make specified severance payments and accelerate the vesting of equity awards in the event of a termination in connection with a change in control. For quantification of and additional information regarding these severance and change of control arrangements, please see the discussion under “— Employment, Severance and Change of Control Arrangements” below. Our employment agreement and option grant agreements with Mr. Shaw also provided severance and acceleration of vesting if we terminated his employment without cause or if he terminated his employment for good reason. Our board of directors determined to provide these severance and change of control arrangements in order to mitigate some of the risk that exists for executives working in a small, dynamic startup company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer.

In September 2008, Mr. Shaw retired as our CEO effective October 1, 2008, although he continued as chairman of our board of directors, at which time our employment agreement with him expired. In connection with his retirement and as an inducement in connection with his continued service as chairman, our board of directors and compensation committee approved the following arrangement with Mr. Shaw, effective upon his retirement:

•	Mr. Shaw would be entitled to payment of his COBRA health insurance premiums for 12 months;

•	Mr. Shaw would retain the use of his then current administrative assistant for 12 months;

•	Mr. Shaw’s then existing unvested stock options to purchase our shares would continue to vest for so long as he continued to serve as chairman of the board in accordance with their existing terms, provided that in the event that Mr. Shaw continued to serve as chairman of the board through September 30, 2009, then any then remaining unvested portion of such stock options would accelerate and become fully vested;

•	in the event that Mr. Shaw continuously served as chairman until the date that our executive officers were paid cash bonuses pursuant to our bonus plan for fiscal 2009, Mr. Shaw would receive additional cash compensation equal to the bonus that he would have been eligible to receive if he had continued to serve as our CEO, but prorated for the portion of fiscal 2009 that Mr. Shaw actually served as our CEO;

•	Mr. Shaw would also receive compensation substantially identical to that awarded to the chair of our audit committee (annual cash retainer of $15,000 and a ten-year option to purchase 10,375 shares with an exercise price equal to fair market value on the date of grant, vesting and becoming exercisable as to 1/12th of the shares each month after the grant date); and

•	as with our other non-employee directors, in the event of a change of control of ArcSight, the vesting of all outstanding awards held by Mr. Shaw would have accelerated and become exercisable (as applicable) in full prior to the consummation of such a change of control.

In March 2009, Mr. Shaw resigned as chairman of the board and as a member of our board of directors due to a serious health condition. See the discussion of the compensation arrangements with Mr. Shaw in connection with his resignation as chairman of the board and a member of our board of directors under “— Director Compensation — Resignation of Robert Shaw” above.

Compensation Arrangements with New Chief Executive Officer

Upon Mr. Shaw’s retirement as our CEO in September 2008, Mr. Reilly was appointed our as President and CEO, effective October 1, 2008 (prior to then he had served as our President and Chief Operating Officer). In connection with that appointment, our compensation committee approved the following additional compensation for Mr. Reilly:

•	Mr. Reilly’s annual base salary was increased to $375,000 from $300,000;

•	Mr. Reilly was granted a new option to purchase 200,000 shares of our common stock, vesting pro rata monthly over four years; and

•	Mr. Reilly was granted an additional new option to purchase 200,000 shares of our common stock, vesting pro rata monthly over six years.

In connection with approval of this additional compensation for Mr. Reilly, our compensation committee considered Mr. Reilly’s existing compensation arrangements and the compensation information that had previously been provided by Compensia with respect to our CEO.

Perquisites and Other Personal Benefits

In September 2007, we entered into an employment agreement with Mr. Shaw, effective as of August 2007, under which he received a minimum annual salary of $414,500, and we were obligated to pay or reimburse him for the following perquisites and other personal benefits:

•	an apartment near our corporate headquarters, together with related utilities;

•	commercial airfare for travel between Mr. Shaw’s residences outside of the San Francisco Bay Area and our corporate headquarters, and an automobile for use when he is in the San Francisco Bay Area, provided that the aggregate reimbursement for these items and the apartment and utilities discussed above would not exceed $125,000 in the aggregate in any fiscal year;

•	premiums for a life insurance policy in the amount of $2.0 million payable to the beneficiary designated by Mr. Shaw; and

•	cash in an amount equal to the federal and state income and payroll taxes on the foregoing items.

In addition, our employment agreement with Mr. Shaw provided for the severance and change of control benefits described under “— Severance and Change of Control Arrangements” above. Our employment agreement with Mr. Shaw expired upon his retirement as our CEO effective October 1, 2008, although he continued as Chairman of our board of directors. See the discussion of the compensation arrangements with Mr. Shaw in connection with his retirement under “— Severance and Change of Control Payments” and the discussion of the arrangements with Mr. Shaw upon his resignation as Chairman and a member of our board of directors in March 2009 under “— Director Compensation — Resignation of Robert Shaw” above. With the exception of the Mr. Shaw’s life insurance policy, the premiums for which were paid during fiscal 2008 and the term of which ran through January 2009, Mr. Shaw’s perquisites terminated upon his retirement as our CEO. After Mr. Shaw’s retirement, our compensation committee confirmed that, following the expiration of the then current insurance term, we would be responsible for premiums relating to the portion of Mr. Shaw’s current life insurance policy covering the months during which Mr. Shaw served as our chairman of the board.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. We do not match employee contributions under our 401(k) plan. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies. There were no special benefits or perquisites provided to any executive officer in fiscal 2009 other than Mr. Shaw as described above.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Disclosure and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of
the Board of Directors,

Craig Ramsey
Sandra Bergeron
William Crowell
Ted Schlein

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose compensation was more than $100,000 during the fiscal year ended April 30, 2009, 2008 and 2007. The table also includes one former executive officer who departed from ArcSight during fiscal 2009. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

						Non-Equity
Name and	Fiscal			Option		Incentive Plan	All Other
Principal Position	Year	Salary(1)		Awards(2)		Compensation(3)	Compensation		Total

Thomas Reilly	2009	$343,750	(4)	$1,451,272		$318,750	—		$2,113,772
President and Chief	2008	300,000		1,210,897		225,000	—		1,735,897
Executive Officer	2007	129,615	(5)	512,812		48,125	—		690,552

Stewart Grierson	2009	255,000		107,439		174,038	—		536,477
Chief Financial Officer	2008	234,167	(6)	65,878		191,250	—		491,295
	2007	230,000		25,646		75,268	—		330,914

Hugh S. Njemanze	2009	300,000		110,151		208,650	—		618,801
Chief Technology Officer	2008	289,583	(7)	77,697		225,000	—		592,280
and Executive Vice President of Research and Development	2007	270,833		50,966		105,875	—		427,674

Kevin Mosher	2009	300,000		93,467		—	$231,500	(8)	624,967
Senior Vice President of
Worldwide Field Operation

Reed T. Henry	2009	249,996		235,976		109,998	—		595,970
Senior Vice	2008	246,310	(9)	204,248		159,834	—		610,392
President of Marketing

Robert W. Shaw	2009	232,323	(10)	188,999	(11)	146,802	152,453	(12)	720,577
Former Chief Executive	2008	410,438		157,718		310,875	222,589	(13)	1,101,620
Officer	2007	400,000		197,987		154,000	220,743	(14)	972,730

(1)	The amounts in this column include payments by us in respect of accrued vacation, holidays and sick days, as well as any salary contributed by the named executive officer to our 401(k) plan.

(2)	In accordance with SEC rules, the amounts in this column represent the amounts that we would have recognized as compensation expense for financial statement reporting purposes for any part of each year reported in accordance with SFAS 123R in connection with all of the options previously issued to the named executive officer had we applied the modified prospective transition method without reflecting the estimate for forfeitures related to service-based vesting used for financial statement reporting purposes, rather than the prospective transition method actually utilized by us for financial statement reporting purposes. Please see Note 9 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2009 for a discussion of all assumptions made in determining the grant date fair values of the options we granted.

(3)	The amounts in this column reflect amounts paid pursuant to our Fiscal Year 2007 Management and Employee Bonus Plan, our Fiscal Year 2008 Management Bonus Plan and our Fiscal Year 2009 Management Bonus Plan. For a description of these plans, see “Compensation Discussion and Analysis — Cash Bonuses Under Our Bonus Plan.”

(4)	In September 2008, Mr. Reilly’s annual salary was increased to $375,000, effective October 1, 2008.

(5)	Mr. Reilly began service with us in November 2006. Mr. Reilly’s annual salary was $300,000 in fiscal 2007.

(6)	In March 2008, Mr. Grierson’s annual salary was increased to $255,000, effective March 1, 2008.

(7)	In September 2007, Mr. Njemanze’s annual salary was increased to $300,000, effective October 1, 2007.

(8)	This amount was paid pursuant to pursuant to Mr. Mosher’s Sales Commission Plan — FY 2009. For a description of this plan, see “Compensation Discussion and Analysis — Cash Bonuses Under Our Bonus Plan.”

(9)	Mr. Henry began service with us in May 2007. Mr. Henry’s annual salary was $250,000 in fiscal 2008.

(10)	Mr. Shaw resigned his position as Chief Executive Officer effective October 1, 2008. Mr. Shaw’s annual salary was $414,500 in fiscal 2009.

(11)	This amount does not include the value of the option to purchase 10,375 shares of our common stock we granted to Mr. Shaw in October 2008 in his capacity solely as chairman of our board of directors. Mr. Shaw resigned his position as Chief Executive Officer effective October 1, 2008.

(12)	Includes $69,240 in tax reimbursements (related to the following items), $37,237 in apartment expenses and utilities, $21,866 in commuting airfare and taxis, and also includes life insurance premiums, automobile expenses and yacht and country club memberships for the portion of the fiscal year prior to his resignation as Chief Executive Officer. See “Compensation Discussion and Analysis — Perquisites and Other Personal Benefits.”

(13)	Includes $102,028 in tax reimbursements (related to the following items), $48,872 in apartment expenses and utilities, $45,387 in commuting airfare and taxis, and also includes life insurance premiums, automobile expenses and yacht and country club memberships. See “Compensation Discussion and Analysis — Perquisites and Other Personal Benefits.”

(14)	Includes $101,203 in tax reimbursements (related to the following items), $47,579 in apartment expenses and utilities and $40,450 in commuting airfare and taxis, and also includes life insurance premiums, automobile expenses and yacht and country club memberships.

For a description of the material terms of offer letters and employment agreements for the named executive officers, see “— Employment, Severance and Change of Control Arrangements,” below.

Fiscal 2009 Grants of Plan-Based Awards

The following table summarizes grants made to each of our named executive officers in fiscal 2009.

				Estimated
				Possible Future				Grant Date
		Estimated Possible Future		Payouts	Number of		Exercise	Fair Value
		Payouts Under Non-Equity		Under Equity	Securities		Price of	of Stock and
	Grant	Incentive Plan Awards(1)		Incentive Plan	Underlying		Option	Option
Name	Date	Target	Maximum	Awards(2)	Options(3)		Awards	Awards(4)

Thomas Reilly	6/18/08	—	—	—	46,313	(5)	$8.50	$204,703
	10/1/08	—	—	—	200,000	(6)	7.76	782,000
	10/1/08	—	—	—	200,000	(7)	7.76	818,000
	—	$262,500	$375,000	—	—		—	—
Stewart Grierson	6/18/08	—	—	—	39,000	(5)	8.50	172,380
	—	114,750	255,000	—
Hugh S. Njemanze	6/18/08	—	—	—	39,000	(5)	8.50	172,380
	—	135,000	300,000	—	—		—	—
Kevin Mosher	6/18/08	—	—	—	34,125	(5)	8.50	150,833
	—	75,000	300,000	—	—		—	—
Reed T. Henry	6/18/08	—	—	—	29,250	(5)	8.50	129,285
	—	87,500	250,000	—	—		—	—
Robert W. Shaw	6/18/08	—	—	—	60,937	(8)	8.50	269,342
	10/1/08	—	—	—	10,375	(9)	7.76	37,558
	—	290,150	414,500	—	—		—	—

(1)	The amounts in this column reflect amounts payable pursuant to our Fiscal Year 2009 Management Bonus Plan.

(2)	As described in “Compensation Discussion and Analysis — Equity Bonuses Under Our Bonus Plan,” all of our executive officers were eligible to receive options to purchase shares of our common stock pursuant to our Fiscal Year 2009 Management Bonus Plan. These options were allocated out of a pool of 854,000 shares of our common stock for all of our officers, including our executive officers. There were no threshold, target or maximum amounts for these option grants, as the allocation of shares to the eligible executives was determined by our compensation committee, with input from Mr. Reilly, and before him Mr. Shaw, except that Mr. Reilly, and before him Mr. Shaw, had no input into his option grant. In June 2009, we granted the following options to purchase shares of our common stock at an exercise price of $18.00 per share pursuant to the allocation determined by our compensation committee and Mr. Reilly: Mr. Reilly, 125,000 shares; Mr. Grierson, 64,050 shares; Mr. Njemanze, 85,400 shares; Mr. Mosher, 64,050 shares; and Mr. Henry, 36,295 shares. For additional information on these grants, see the footnotes to the “Outstanding Option Awards at Fiscal 2009 Year-End” table.

(3)	Each stock option was granted pursuant to our 2007 Equity Incentive Plan.

(4)	The amounts in this column represent the grant date fair value, computed in accordance with SFAS 123R, of each option granted to the named executive officer in fiscal 2009, less in the case of modified or replacement options the fair value of the option modified or replaced. Our compensation cost for these option grants is similarly based on the grant date fair value but is recognized over the period, typically four years, during which the named executive officer must provide services in order to earn the award. Please see Note 9 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2009 for a discussion of all assumptions made in determining the grant date fair values of the options we granted in fiscal 2009.

(5)	The option vests as to 1/4th of the shares of common stock underlying it on May 1, 2009 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2012.

(6)	The option vests as to 1/4th of the shares of common stock underlying it on October 1, 2009 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on October 1, 2012.

(7)	The option vests as to 1.3889% of the underlying shares each full month commencing with November 1, 2008 until fully vested on October 1, 2014.

(8)	The option vests as to 1/4th of the shares of common stock underlying it on May 1, 2009 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2012

(9)	The option vested as to 1/12th of the shares of common stock underlying it on November 1, 2008 and vested as to 1/12th of the underlying shares monthly thereafter. The stock options held by Mr. Shaw will be exercisable to the extent vested as of his resignation until March 14, 2010.

Each of the grants made on June 18, 2008 and October 1, 2008 is exercisable as it vests. Each of these stock options expires ten years from the date of grant. These stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of us, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

Outstanding Equity Awards at April 30, 2009

The following table summarizes outstanding equity awards held by each of our named executive officers as of April 30, 2009.

	Number of Securities
	Underlying Unexercised				Option	Options
	Options(1)				Exercise	Expiration
Name	Exercisable		Unexercisable		Price(2)	Date

Thomas Reilly(3)	14,705	(4)	—		$6.80	1/24/2017
	856,748	(4)	—		6.80	1/24/2017
	290,484	(4)	—		6.80	1/24/2017
	—	(5)	46,313	(5)	8.50	6/17/2018
	—	(6)	200,000	(6)	7.76	9/30/2018
	16,666	(7)	183,334	(7)	7.76	9/30/2018
Stewart Grierson(8)	25,000	(9)	—		0.16	1/29/2013
	25,000	(9)	—		0.16	7/16/2013
	18,750	(9)	—		0.24	1/22/2014
	131,250	(9)	—		0.48	10/6/2014
	25,000	(9)	—		4.00	5/26/2015
	62,500	(9)	—		4.00	5/26/2015
	17,317	(10)	6,433	(10)	6.08	6/5/2016
	11,426	(11)	12,421	(11)	10.00	8/7/2017
	3,547	(11)	3,856	(11)	10.00	8/7/2017
	—	(5)	39,000	(5)	8.50	6/17/2018
Hugh S. Njemanze(12)	125,000	(9)	—		0.80	2/3/2015
	25,000	(9)	—		4.00	5/26/2015
	17,317	(10)	6,433	(10)	6.08	6/5/2016
	11,426	(11)	12,421	(11)	10.00	8/7/2017
	3,547	(11)	3,856	(11)	10.00	8/7/2017
	—	(5)	39,000	(5)	8.50	6/17/2018
Kevin Mosher(8)	25,000	(9)	—		4.00	5/26/2015
	41,976	(9)	—		4.00	5/26/2015
	17,317	(10)	6,433	(10)	6.08	6/5/2016
	1,680	(11)	1,826	(11)	10.00	8/7/2017
	10,299	(11)	11,195	(11)	10.00	8/7/2017
	—	(5)	34,125	(5)	8.50	6/17/2018
Reed T. Henry(13)	13,333	(14)	26,667	(14)	10.00	8/7/2017
	33,179	(14)	57,805	(14)	10.00	8/7/2017
	—	(5)	29,250	(5)	8.50	6/17/2018
Robert W. Shaw(15)	240,000	(9)	—		0.80	2/3/2015
	125,000	(9)	—		0.80	2/3/2015
	47,916	(16)	—	(16)	4.00	5/26/2015
	31,709	(16)	—	(16)	6.08	6/5/2016
	1,493	(16)	—	(16)	6.08	6/5/2016
	12,618	(16)	—	(16)	10.00	8/7/2017
	8,006	(16)	—	(16)	10.00	8/7/2017
	4,322	(16)	—	(16)	7.76	9/30/2018

(1)	Each stock option was granted pursuant to our 2002 Stock Plan or 2007 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below. Each of these stock options expires ten years from the date of grant. These stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

(2)	Represents the fair market value of a share of our common stock on the option’s grant date, as determined by our board of directors, or if the grant date was after our initial public offering, the closing price of our common stock on the grant date.

(3)	In June 2009, we granted Mr. Reilly an option to purchase 125,000 shares of our common stock at an exercise price of $18.00 per share pursuant to our Fiscal Year 2009 Management Bonus Plan. This option vests as to 1/4th of the shares of common stock underlying it on May 1, 2010 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2013. For a description of this plan, see “Compensation Discussion and Analysis — Equity Bonuses Under Our Bonus Plan.”

(4)	Includes options to purchase 856,748 shares, 14,705 shares and 290,484 shares granted to Mr. Reilly concurrently in connection with his hiring. Each of the option to purchase 856,748 shares and the option to purchase 14,705 shares vested as to 1/4th of the shares of common stock underlying it on November 27, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on November 27, 2010. The option to purchase 290,484 shares vested as to 1/4th of the shares of common stock underlying it on November 27, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on November 27, 2010.

(5)	Option vested as to 1/4th of the shares of common stock underlying it on May 1, 2009 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2012.

(6)	Option vests as to 1/4th of the shares of common stock underlying it on October 1, 2009 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on October 1, 2012.

(7)	Option vests, commencing on November 1, 2008, as to 1.3889% of the underlying shares each full month until fully vested on October 1, 2014.

(8)	In June 2009, we granted Messrs. Grierson and Mosher each an option to purchase 64,050 shares of our common stock at an exercise price of $18.00 per share pursuant to our Fiscal Year 2009 Management Bonus Plan. Each option vested as to 1/4th of the shares of common stock underlying it on May 1, 2010 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2013. For a description of this plan, see “Compensation Discussion and Analysis — Equity Bonuses Under Our Bonus Plan.”

(9)	This stock option is fully vested.

(10)	Option vested as to 1/4th of the shares of common stock underlying it on May 1, 2007 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2010.

(11)	Option vested as to 1/4th of the shares of common stock underlying it on May 1, 2008 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2011.

(12)	In June 2009, we granted Mr. Njemanze an option to purchase 85,400 shares of our common stock at an exercise price of $18.00 per share pursuant to our Fiscal Year 2009 Management Bonus Plan. The option vests as to 1/4th of the shares of common stock underlying it on May 1, 2010 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2013. For a description of this plan, see “Compensation Discussion and Analysis — Equity Bonuses Under Our Bonus Plan.”

(13)	In June 2009, we granted Mr. Henry an option to purchase 36,295 shares of our common stock at an exercise price of $18.00 per share pursuant to our Fiscal Year 2009 Management Bonus Plan. The option vests as to 1/4th of the shares of common stock underlying it on May 1, 2010 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2013. For a description of this plan, see “Compensation Discussion and Analysis — Equity Bonuses Under Our Bonus Plan.”

(14)	Option vested as to 1/4th of the shares of common stock underlying it on May 7, 2008 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on May 7, 2011.

(15)	In September 2008, Mr. Shaw submitted his resignation as Chief Executive Officer and, in March 2009, resigned as Chairman of the board of directors at which point all of his outstanding options ceased vesting. Because Mr. Shaw’s resignation as Chairman and as a member of the board of directors was a result of a disability, the board determined that the stock options held by Mr. Shaw will be exercisable to the extent vested as of his resignation until the first anniversary of his resignation.

(16)	This stock option has ceased to vest and all unvested options as of March 16, 2009 have been cancelled.

Option Exercises and Stock Vested in Fiscal 2009

The following table shows the number of options exercised by our named executive officers during the fiscal year ended April 30, 2009:

Option Awards
	Number of	Value
	Shares Acquired	Realized on
Name	on Exercise (#)	Exercise ($)(1)

Thomas Reilly	—	—
Stewart Grierson	—	—
Hugh S. Njemanze	—	—
Kevin Mosher	—	—
Reed T. Henry	20,000	$94,143
Robert W. Shaw	335,000 (2)	3,393,177 (2)

(1)	Based on the difference between the closing price of our common stock reported on The NASDAQ Global Market on the exercise date and the exercise price of the option.

(2)	Represents 335,000 shares acquired by Mr. Shaw following his resignation as Chief Executive Officer effective October 1, 2008.

Employment, Severance and Change of Control Arrangements

Under our offer letter with Mr. Reilly, if he is subject to an involuntary termination within 12 months of a change in control, then for 12 months following that termination he is entitled to continued payment of his then-current annual base salary and accelerated vesting of all remaining unvested stock options.

Under our offer letter with Mr. Grierson, if he is subject to an involuntary termination within six months of a change in control, then for three months following such termination he is entitled to continued payment of his then-current base salary and COBRA health insurance premiums, and will also receive accelerated vesting of 50% of his remaining unvested stock options as of his termination date.

Under our offer letter with Mr. Njemanze, if we terminate his employment for any reason, then for six months following such termination he is entitled to continued payment of his then-current base salary.

Under our offer letter with Mr. Mosher, if he is subject to an involuntary termination within 12 months of a change in control, then for 12 months following that termination he is entitled to continued payment of his then-current annual base salary and COBRA health insurance premiums, and will also receive accelerated vesting of unvested stock options that would have vested if his actual period of service was 24 months after his termination date.

Under our offer letter with Mr. Henry, if he is subject to an involuntary termination within 12 months of a change in control, then for three months following that termination he is entitled to continued payment of his then-current base salary and COBRA health insurance premiums, and will also receive accelerated vesting of 50% of his remaining unvested stock options as of his termination date.

Absent a change of control event, no executive officer other than Mr. Njemanze is entitled upon termination to either equity vesting acceleration or cash severance payments.

For Mr. Reilly, cause is defined as the occurrence of any of the following:

•	willful failure by the executive officer to substantially perform his duties under his employment agreement, after receipt of a written warning from our board of directors;

•	a willful act by the executive officer that is injurious to us;

•	a willful breach by the executive officer of a material provision of his employment agreement or offer letter; or

•	a material violation by the executive officer of a federal or state law or regulation applicable to our business.

For Messrs. Reilly, Grierson, Mosher and Henry, involuntary termination is defined as the occurrence of any of the following:

•	we terminate the executive officer without cause; or

•	the executive officer resigns within 30 days after the scope of his or her job responsibilities or authority was materially reduced without his or her written consent.

In addition, the resignation by Messrs. Grierson or Reilly within 30 days after receipt of notice that his principal workplace will be relocated 100 miles or more from its location at the time of notice shall constitute involuntary termination.

For Messrs. Grierson , Mosher and Reed, cause is defined as the occurrence of any of the following:

•	the commission of an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to us;

•	deliberate and repeated violation of our rules or the valid instructions of our board of directors or an authorized officer;

•	any unauthorized disclosure by the executive officer of any of our secrets or confidential information;

•	the inducement of any of our clients or customers to break any contract with us; or

•	the engagement in any conduct that could reasonably be expected to result in loss, damage or injury to us.

A change of control will occur, generally, in the event of a merger, sale of our assets or a stock acquisition in which the stockholders of our company will hold less than 50% of the stock of the acquiring company following the transaction.

The following table summarizes the benefits payable to each named executive officer pursuant to the arrangements described above:

				Involuntary Termination Within
	Termination			One Year of a Change of Control
			Acceleration of			Acceleration of
Name	Salary		Equity Vesting	Salary		Equity Vesting(1)

Thomas Reilly	—		—	$375,000	(2)	$6,936,798	(3)
Stewart Grierson	—		—	68,183	(4)	209,324	(5)
Hugh S. Njemanze	$150,000	(6)	—	150,000	(6)	—
Kevin Mosher	—		—	317,731	(7)	247,405	(8)
Reed T. Henry	—		—	66,933	(9)	311,923	(10)

(1)	Calculated based on the termination or change of control taking place as of April 30, 2009, the last day of our most recent fiscal year, and based on the closing price on that day of $15.10 per share.

(2)	Reflects continued base salary for 12 months following an involuntary termination within 12 months of a change in control. See the narrative description of the terms of Mr. Reilly’s employment arrangements, above, for more information.

(3)	Mr. Reilly is entitled to accelerated vesting of 100% of his remaining unvested stock options upon an involuntary termination of Mr. Reilly within 12 months of a change in control. See the narrative description of the terms of Mr. Reilly’s employment arrangements, above, for more information.

(4)	Reflects continued base salary and COBRA health insurance premiums for three months following an involuntary termination within six months of a change in control. See the narrative description of the terms of Mr. Grierson employment arrangements, above, for more information.

(5)	Reflects accelerated vesting of 50% of Mr. Grierson’s remaining unvested stock options following an involuntary termination within six months of a change in control. See the narrative description of the terms of Mr. Grierson employment arrangements, above, for more information.

(6)	Reflects continued base salary for six months following termination. Mr. Njemanze is entitled to this continued base salary regardless of the circumstances of his termination. See the narrative description of the terms of Mr. Njemanze employment arrangements, above, for more information.

(7)	Reflects continued base salary and COBRA health insurance premiums for 12 months following an involuntary termination within 12 months of a change in control. See the narrative description of the terms of Mr. Mosher’s employment arrangements, above, for more information.

(8)	Mr. Mosher is entitled to accelerated vesting of unvested stock options that would have vested if his actual period of service was 24 months after his termination date upon an involuntary termination of Mr. Mosher within 12 months of a change in control. See the narrative description of the terms of Mr. Mosher’s employment arrangements, above, for more information.

(9)	Reflects continued base salary and COBRA health insurance premiums for three months following an involuntary termination within 12 months of a change in control. See the narrative description of the terms of Mr. Henry’s employment arrangements, above, for more information.

(10)	Reflects accelerated vesting of 50% of Mr. Henry’s remaining unvested stock options following an involuntary termination within 12 months of a change in control. See the narrative description of the terms of Mr. Henry’s employment arrangements, above, for more information.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation or bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we must advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no material pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director arrangements discussed above under “Election of Directors — Director Compensation” and “Executive Compensation,” below is a description of transactions since May 1, 2007 to which we have been a party, in which the amount involved in the transaction exceeds or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We have entered into an amended and restated investors’ rights agreement with the purchasers of our previously outstanding Series A preferred stock, Series B preferred stock and Series C preferred stock, including entities with which certain of our directors are affiliated, the holders of our previously outstanding Series B preferred stock warrants and certain of the purchasers of our outstanding common stock. Mr. Schlein, one of our directors, is a partner at Kleiner Perkins Caufield & Byers; entities affiliated with Kleiner Perkins Caufield & Byers held shares of our Series A preferred stock, Series B preferred stock and Series C preferred stock and a Series B preferred stock warrant. For more information on these entities, see “Principal Stockholders.” Messrs. Ryles and von Simson, two of our directors, are limited partners in KPCB Holdings, Inc., which holds, as nominee, the shares of our stock held by entities affiliated with Kleiner Perkins Caufield & Byers. On the completion of our initial public offering, all outstanding warrants were exercised or net exercised, and all shares of preferred stock converted into common stock.

Stock Option Grants

We have granted some of our executive officers and directors equity-based awards. See the related descriptions in this prospectus under the captions “Election of Directors — Director Compensation” and “Executive Compensation.”

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with our executive officers. See “Executive Compensation — Employment, Severance and Change of Control Arrangements” for information regarding these arrangements with our named executive officers.

We have entered or will enter into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Executive Compensation — Limitations on Liability and Indemnification Matters.”

Event Planning Agreement

During fiscal 2009 and 2008, we entered into various agreements with M-Factor to provide event planning and hosting of our corporate events. A member of our board of directors is also a director and 10% stockholder of M-Factor. During fiscal 2009 and 2008, we recorded expenses of $1.5 million and $1.2 million, respectively, related to such activities. All such activities were provided in the ordinary course of business at prices and on terms and conditions that we believe are the same as those that would result from arm’s-length negotiations between unrelated parties.

Review, Approval or Ratification of Transactions with Related Parties

Our policy and the charters of our nominating and corporate governance committee and our audit committee require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by our nominating and corporate governance committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our audit committee. These committees have not adopted policies or procedures for review of, or standards for approval of, these transactions.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 1, 2009 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 33,153,053 shares of common stock outstanding at August 1, 2009. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of August 1, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o ArcSight, Inc., 5 Results Way, Cupertino, California 95014.

	Shares
Name of Beneficial Owner	Beneficially Owned	Percentage

Directors and Executive Officers:
Thomas Reilly(1)	1,208,600	3.5%
Sandra Bergeron(2)	114,085		*
William P. Crowell(3)	86,085		*
E. Stanton McKee, Jr.(4)	114,085		*
Craig Ramsey(5)	1,207,267	3.6
Scott A. Ryles(6)	96,850		*
Ted Schlein(7)	3,645,163	11.0
Roger S. Siboni(8)	2,271		*
Ernest von Simson(9)	115,371		*
Stewart Grierson(10)	325,651		*
Hugh S. Njemanze(11)	1,091,689	3.3
Reed T. Henry(12)	41,990		*
Kevin Mosher(13)	281,229		*
All executive officers and directors as a group (15 persons)(14)	8,451,737	23.6
Other 5% Stockholders:
Entities affiliated with Kleiner Perkins Caufield & Byers(7)	3,539,928	10.7%
Wellington Management Company, LLC(15)	3,290,739	9.9
Entities affiliated with FMR LLC(16)	3,037,614	9.2
Robert W. Shaw(17)	2,121,064	6.3
Daly Gamma Limited Partnership(18)	1,974,534	6.0
Entities affiliated with TCW Group, Inc.(19)	1,672,285	5.0

*	Less than 1%.

(1)	Includes options exercisable for 1,202,930 shares of common stock within 60 days of August 1, 2009, of which 338,899 shares would be subject to a right of repurchase in our favor upon exercise and Mr. Reilly’s cessation of service prior to vesting.

(2)	Includes options exercisable for 114,085 shares of common stock within 60 days of August 1, 2009, of which 18,333 shares would be subject to a right of repurchase in our favor upon exercise and Ms. Bergeron’s cessation of service prior to vesting.

(3)	Includes options exercisable for 86,085 shares of common stock within 60 days of August 1, 2009

(4)	Includes options exercisable for 114,085 shares of common stock within 60 days of August 1, 2009.

(5)	Represents 725,062 shares held by Mr. Ramsey, 201,090 shares held by Mr. Ramsey and Maja Ramsey, his wife, together, and 167,030 shares held by Ms. Ramsey, and includes options exercisable for 114,085 shares of common stock within 60 days of August 1, 2009 that are held by Mr. Ramsey.

(6)	Includes options exercisable for 96,085 shares of common stock within 60 days of August 1, 2009. Excludes 3,539,928 shares held by entities affiliated with Kleiner Perkins Caufield & Byers. Mr. Ryles is a limited partner in KPCB Holdings, Inc., as nominee; however, Mr. Ryles does not have voting or dispositive power with respect to these shares and disclaims beneficial ownership except to the extent of his pecuniary interest in these shares.

(7)	Includes options exercisable for 4,396 shares of common stock within 60 days of August 1, 2009. Includes 1,828,532 shares beneficially owned by Kleiner Perkins Caufield & Byers IX-A, L.P.; 56,450 shares beneficially owned by Kleiner Perkins Caufield & Byers IX-B, L.P.; 1,609,550 shares beneficially owned by Kleiner Perkins Caufield & Byers X-A, L.P.; 45,396 shares beneficially owned by Kleiner Perkins Caufield & Byers X-B, L.P.; 88,527 shares beneficially owned by Ted Schlein, Trustee, Schlein Family Trust Dtd 4/20/99, 11,916 shares held by Mr. Schlein, 330 shares held by Mr. Schlein’s sister and 66 shares held by Mr. Schlein’s father-in-law. Excludes 1,974,534 shares held by Daly Alpha Limited Partnership and Daly Gamma Limited Partnership. See footnote (18) for information regarding those shares. Excludes 1,397,355 shares held by other entities affiliated with Kleiner Perkins Caufield & Byers as to which Mr. Schlein does not have voting or dispositive power. Shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. Mr. Schlein disclaims beneficial ownership of any of the shares held by the aforementioned entities, except to the extent of his pecuniary interest therein. The address of entities affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, California 94025.

(8)	Includes options exercisable for 2,083 shares of common stock within 60 days of August 1, 2009. Excludes 3,539,928 shares held by entities affiliated with Kleiner Perkins Caufield & Byers. Mr. Siboni is a limited partner in KPCB Holdings, Inc., as nominee; however, Mr. Siboni does not have voting or dispositive power with respect to these shares and disclaims beneficial ownership except to the extent of his pecuniary interest in these shares.

(9)	Includes options exercisable for 114,085 shares of common stock within 60 days of August 1, 2009. Excludes 3,539,928 shares held by entities affiliated with Kleiner Perkins Caufield & Byers. Mr. von Simson is a limited partner in KPCB Holdings, Inc., as nominee; however, Mr. von Simson does not have voting or dispositive power with respect to these shares and disclaims beneficial ownership except to the extent of his pecuniary interest in these shares.

(10)	Represents 2,132 shares held by Mr. Grierson and 10,000 shares held by Mr. Grierson and Jennifer Murray, his wife, together, and includes options exercisable for 313,519 shares of common stock within 60 days of August 1, 2009 that are held by Mr. Grierson.

(11)	Represents 328,170 shares held by Mr. Njemanze and 562,500 shares held by Mr. Njemanze and Cherl M. Njemanze, his wife, together, and includes options exercisable for 201,019 shares of common stock within 60 days of August 1, 2009 that are held by Mr. Njemanze.

(12)	Includes options exercisable for 41,990 shares of common stock within 60 days of August 1, 2009.

(13)	Includes options exercisable for 112,725 shares of common stock within 60 days of August 1, 2009.

(14)	Includes options exercisable for 2,633,505 shares of common stock within 60 days of August 1, 2009, of which 363,483 shares would be subject to vesting and a right of repurchase in our favor upon exercise and the executive officers’ or directors’ cessation of service prior to vesting. Excludes the shares indicated to be excluded in footnote (7).

(15)	Based solely on a Schedule 13G filed with the SEC on July 10, 2009. Represents shares of our common stock owned of record by clients of Wellington Management Company, LLP (“Wellington Management”). Wellington Management, in its capacity as investment adviser, has shared voting power with respect to 2,931,769 shares and shared dispositive power with respect to 3,290,739 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(16)	Includes (a) 275,000 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC; (b) 64,600 shares beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC; (c) 2,646,066 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC; and (d) 51,948 shares beneficially owned by FIL Limited (“FIL”) and various foreign-based subsidiaries that provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Edward C. Johnson 3rd, Chairman of FMR LLC and FIL, and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 275,000 shares owned by Fidelity. Edward C. Johnson 3 rd and FMR LLC, through its control of PGALLC, each has sole dispositive power over 64,600 shares and sole power to vote or to direct the voting of 64,600 shares owned by the institutional accounts or funds advised by PGALLC. Edward C. Johnson 3 rd and FMR LLC, through its control of PGATC, each has sole dispositive power over 2,646,066 shares and sole power to vote or to direct the voting of 1,871,370 shares owned by institutional accounts managed by PGATC. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3 rd or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of PGALLC and PGATC is 53 State Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(17)	Includes options exercisable for 471,064 shares of common stock within 60 days of August 1, 2009.

(18)	Daly Gamma, Inc. is the general partner of Daly Gamma Limited Partnership (“Daly Gamma”), and Daly Alpha, Inc. is the sole shareholder of Daly Gamma, Inc. Alex Daly is the sole shareholder of Daly Alpha, Inc. KPCB Holdings, Inc. has voting power over the shares held by Daly Gamma pursuant to a voting agreement, dated as of October 3, 2002, between KPCB Holdings, Inc. and Daly Alpha Limited Partnership, the prior owner of the shares owned by Daly Gamma. Alex Daly has dispositive power over these shares. The address of Daly Gamma is 1643 Brickell Avenue, Suite #3502, Miami, Florida 33129. Neither we nor our affiliates have had a material relationship with Alex Daly or Daly Gamma during the past three years.

(19)	Represents 1,672,285 shares beneficially owned by The TCW Group, Inc. (“TCW”), on behalf of itself and its direct and indirect subsidiaries, which collectively constitute the TCW Group, Inc. Business Unit (“TCW Business Unit”). The ultimate parent company of TCW is Societe Generale, S.A.(“SG”). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit. SG, for purposes of the federal securities laws, may be deemed ultimately to control TCW and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except the TCW Business Unit), may beneficially own shares of the securities of ArcSight and SG disclaims beneficial ownership of the shares beneficially owned by the TCW Business Unit. The TCW Business Unit disclaims beneficial ownership of the shares beneficially owned by SG and any of SG’s other business units. The address of the TCW Business Unit is 865 South Figueroa Street, Los Angeles, CA 90017.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee of the board of directors is composed of Mr. McKee, who is the chair of the audit committee, and Messrs. Ryles and von Simson, each of whom is an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards. The board of directors has determined that Mr. McKee is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

As members of the audit committee for fiscal 2009, we assist the board of directors in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of ArcSight and its subsidiaries. The board of directors has determined that each member of the audit committee is an independent director as defined in The NASDAQ Stock Market’s listing standards. The audit committee operates under a charter.

In fulfilling its oversight role, the audit committee has reviewed and discussed with management and the independent registered public accounting firm ArcSight’s audited financial statements. The audit committee met ten times during fiscal 2009, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The audit committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with audit committees). Our independent registered public accounting firm also provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), and the audit committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2009, filed with the SEC on July 8, 2009.

Submitted by the Audit Committee of
the Board of Directors,

E. Stanton McKee, Jr.
Scott Ryles
Ernest von Simson

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
ERNST & YOUNG LLP, FOR FISCAL YEAR ENDING APRIL 30, 2010

(Item No. 2 on the Proxy Card)

Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Ernst & Young LLP, or EY, to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2010 and until their successors are appointed. Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of ArcSight and its stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of EY as our independent registered public accounting firm.

The following table sets forth the aggregate fees and related expenses for professional services provided by EY during fiscal 2009 and 2008. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with EY maintaining its independence. The audit committee pre-approval policies and procedures require prior approval of each engagement of EY to perform services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act and the professional services listed below were approved in accordance with these policies.

	Fiscal Year
	2009	2008

Audit fees	$1,383,808	$2,705,665
Audit-related fees	—	—
Tax fees	56,406	48,516
All other fees	5,000	—
Total	$1,445,214	$2,754,181

For the fiscal year ended April 30, 2009, fees for EY audit services include fees associated with the annual audit, quarterly reviews of financial statements and accounting consultations.

Representatives of EY are expected to be at the annual meeting. Representatives of EY will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Under our bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. To be timely for the 2010 annual meeting of stockholders, a stockholder’s notice must be received by us between June 11, 2010 and July 11, 2010. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are ArcSight, Inc., 5 Results Way, Cupertino, California 95014.

If the date of the 2010 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2009 annual meeting, in order for a notice to be timely, it must be delivered no earlier than 105 days and not later than 75 days prior to the 2010 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2010 annual meeting.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph, the proxy holders named by our board of directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than April 22, 2010 and satisfy the conditions established by the SEC for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the 2010 annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then current Bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our Bylaws.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2009 annual meeting of stockholders other than as described in this proxy statement. If any other matter or matters are properly brought before the annual meeting, or any adjournment or postponement of the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Trâm T. Phi
Vice President, General Counsel and Secretary

August 20, 2009

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET

http://www.proxyvoting.com/ARST

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

54477-1
▼ FOLD AND DETACH HERE ▼
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR Items 1 and 2.	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS		FOR	AGAINST	ABSTAIN

ITEM 1-Election of Class II Directors for a three-year term expiring at the 2012 Annual Meeting: Nominees: 01 Sandra Bergeron 02 Craig Ramsey 03 Ernest von Simson	☐	☐	☐	ITEM 2-To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of ArcSight, Inc. for its fiscal year ending April 30, 2010.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

    You can now access your ArcSight, Inc. account online.
     Access your ArcSight, Inc. account online via Investor ServiceDirect® (ISD).
     BNY Mellon Shareowner Services, the transfer agent for ArcSight, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes
• View certificate history	• Obtain a duplicate 1099 tax form
• View book-entry information
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
TOLL FREE NUMBER: 1-877-251-3575
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.proxydocs.com/arst
▼ FOLD AND DETACH HERE ▼
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ARCSIGHT, INC.
ANNUAL MEETING OF STOCKHOLDERS — SEPTEMBER 24, 2009
     The undersigned hereby appoints Thomas Reilly and Stewart Grierson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ArcSight, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of ArcSight, Inc. to be held September 24, 2009 (the “Annual Meeting”) or any adjournment thereof, with all powers that the undersigned would possess if present at the Annual Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

54477-1